FORM 4                                                       OMB APPROVAL
                                                      OMB NUMBER  3235-0287
                                                      EXPIRES: December 31, 2001
                                                      Estimated Average burden
                                                      hours per response.....0.5


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


[ X ] Check  this box if no longer
subject  to  Section  16.  Form 4 or
Form 5 obligations may continue.
See instruction 1(b).

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
          Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company act of 1940

(Print or Type Responses)
1.   Name and Address of Reporting Person
     Gallus Vermoegensverwaltungsgesellschaft mbH
     Mainzer Landstrasse 46
     60325 Frankfurt am Main, Germany

2.   Issuer Name and Ticker or Trading Symbol
     Celanese AG (Trading Symbol CZ)

3.   IRS or Social Security Number of Reporting Person (Voluntary)

4.   Statement for Month/Year
     November 1999

5.   If Amendment, Date of Original
     (Month/ Year)

6.   Relationship of Reporting Persons to Issuer
     (Check all applicable)

     ___  Director                       |X|  10% Owner
     ___  Officer (give title below)     ___  Other (specify below)

7.   Individual or  Joint/Group  Filing (Check  applicable  line)
     |X|  Form filed by One Reporting Person
     ___  Form Filed by More than One Reporting Person

TABLE I.- NON DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

1.   Title of Security (Instr. 3)
     Ordinary Shares, no par value

2.   Transaction Date (Month/Day/Year)

     11/08/99

3.   Transaction Code (Instr. 8)
     Code              V

     J(1)

4.   Securities Acquired (A) or Disposed of (D)  (Instr. 3, 4 and 5)
     Amount            (A) or (D)               Price
     14,400,000            (D)                  (1)

5.   Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)
     0

6.   Ownership Form:  Direct (D) or Indirect (I)  (Instr. 4)
     D (2)

7.   Nature of Indirect Beneficial Ownership      (Instr. 4)

     If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).
     Reminder: Report on a separate line each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)

                                                                          (Over)
                                                                 SEC 1474 (7-96)



                                   Page 1 of 2

FORM 4 (continued)

TABLE II.-   DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
              (e.g. puts, calls, warrants, options, convertible securities)

1.   Title of Derivative Security (Instr. 3)
     None.

2.   Conversion or Exercise Price of Derivative Security


3.   Transaction Date (Month/Day/Year)


4.   Transaction Code  (Instr. 8)
     Code              V

5. /Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
     (A)            (D)

6.   Date Exercisable and Expiration Date        (Month/Day/Year)
     Date Exercisable           Expiration Date

7.   Title and Amount of Underlying Securities   (Instr. 3 and 4)
     Title                              Amount or Number of Shares

8.   Price of Derivative Security       (Instr. 5)

9.   Number of Derivative Securities Beneficially Owned at End of Month
     (Instr. 4)

10.  Ownership Form of Derivative Security: Direct (D) or Indirect(I) (Instr. 4)

11.  Nature of Indirect Beneficial Ownership                          (Instr. 4)



Explanation of Responses:
     (1) On November 8, 1999, the Reporting Person ceased to be a beneficial owner of any securities of the Issuer. All such shares were transferred on November 8, 1999 to the Reporting Person's ultimate parent, Kuwait Petroleum Corporation.

     (2) As the Issuer is a "foreign private issuer," as defined under Rule 3b-4 under the Securities Exchange Act of 1934 (the "1934 Act"), pursuant to Rule 3a-12 thereunder, the Issuer's Ordinary Shares, no par value, are exempt from
Section 16 of the 1934 Act,  and the  Reporting  Person was not  subject to such
Section 16 on account of its previous beneficial ownership of such Ordinary Shares.

                       /s/      Kersten von Schenck                12/02/99
                       ***  Signature of Reporting Persons         Date
                       Name:  Kersten von Schenck
                       Title: Attorney

                       On behalf of Gallus Vermoegensverwaltungsgesellschaft mbH

*** Intentional misstatements or omission of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C.78ff(a).

Note: File three copies of this Form,  one of which must be manually  signed.
      If space provided is insufficient, see Instruction 6 for procedure.